Exhibit 99.1

Globus Medical Announces Leadership Transitions and Preliminary Second Quarter 2025 Sales Results

AUDUBON, PA, July 21, 2025: Globus Medical, Inc. (NYSE: GMED), a leading musculoskeletal technology company, today announced that Keith Pfeil, Executive Vice President, Chief Operating Officer and Chief Financial Officer, has been appointed President and Chief Executive Officer effective July 18, 2025.  Daniel Scavilla has resigned as President and Chief Executive Officer effective July 18, 2025, in order to pursue another opportunity.  Additionally, Kyle Kline, Senior Vice President of Finance, has been appointed Senior Vice President and Chief Financial Officer.

“We are excited to appoint Keith Pfeil as our next President and Chief Executive Officer.  Keith brings a sharp strategic mindset and a results-orientated leadership style with a clear understanding of how to drive performance across an organization”, said David C. Paul, Globus Medical Founder and Executive Chairman.  “His manner and approach demonstrate strong cultural alignment with the Globus philosophy, and we look forward to him leading us as Globus continues to execute its strategy of becoming the pre-eminent musculoskeletal technology company in the world.  Keith began his career with Globus in 2019 as Senior Vice President and Chief Financial Officer. In 2024, he was named Executive Vice President, Chief Operating Officer and Chief Financial Officer. Keith’s leadership has been vital to executing our strategy over the past six years and he is ideally positioned to expand that influence across the organization as CEO.”

“I’m deeply grateful to David and the Board for this opportunity and want to thank Dan for his mentorship and partnership throughout my journey thus far at Globus,” commented Keith Pfeil, President and Chief Executive Officer.  “I’ve had the opportunity to grow with this team over the past 6 years and I am excited to carry forward our strong culture of purpose, innovation and teamwork that will meaningfully impact the lives of patients as we move ahead.”

“I’m thrilled to welcome Kyle Kline to our executive leadership team as the next CFO of Globus,” commented Mr. Pfeil.  “After spending almost 10 years with Deloitte, Kyle joined Globus in 2017 as the Assistant Controller and has continuously taken on increased financial responsibility over his eight-year career.  He and I have worked closely together and he’s been a valued and trusted partner of mine.  The combination of his integrity, passion and knowledge of our business makes him the right choice to lead Globus as its next CFO.”

“On behalf of the Board and all the employees of Globus, I want to thank Dan for his leadership and commitment to Globus over the past 10 years”, commented Mr. Paul. “Dan has helped us with our vision of transitioning Globus from an implant and instrument provider to a musculoskeletal technology and solutions provider.  We are grateful for his contributions and wish him continued success in his next chapter.”

“It has been an honor to lead Globus Medical and be part of this exceptional team”, said Dan Scavilla.  “As the Company continues to move forward, I have made the decision to step down to pursue another opportunity.  I look forward to watching the Company’s continued success as Keith leads Globus into its next chapter and know that he will drive meaningful impact to the Company as it moves ahead.  I’m proud to have been part of Globus.”

Globus Medical, Inc. also announced today its preliminary sales results for the second quarter ending June 30, 2025.   The Company anticipates second quarter 2025 sales to be approximately $745.3 million, an as-reported increase of 18.4% over the second quarter of 2024.  Base business sales, excluding the contribution from the recently acquired Nevro, Inc., are expected to be approximately $650.8 million, an as-reported increase of 3.3 percent over the second quarter of 2024.  On a day-adjusted basis, base business sales increased approximately 4.8 percent over the prior year quarter.

“Our second quarter results demonstrated a significant improvement over Q1, led by our US Spine business, which grew approximately 7.4 percent on a day-adjusted basis compared to the prior year quarter, as well as notable sequential improvement in Enabling Technology sales”, commented Keith Pfeil, President and CEO.  “Our US Spine business had strong, consistent momentum throughout Q2, delivering its highest quarterly revenue result since the 2023 merger with NuVasive.  Looking ahead, we seek to continue this trend, while continuing to convert our Enabling Technologies pipeline.”

2025 Annual Guidance

The Company reaffirms its guidance for full-year 2025 revenue to be in the range of $2.80 to $2.90 billion and its guidance for non-GAAP fully diluted earnings per share to be in the range of $3.00 to $3.30.

The financial results for the second quarter ended June 30, 2025 will be announced after the market close on Thursday, August 7, 2025.

A copy of the release will be available on the Globus Medical website at www.globusmedical.com/investors.

About Globus Medical, Inc.

Globus Medical, Inc. is a leading global musculoskeletal company dedicated to solving unmet clinical needs and changing lives. We innovate with inspired urgency, provide world-class education and clinical support, and advance care throughout spine, orthopedic trauma, joint reconstruction, biomaterials and enabling technologies. Additional information can be accessed at  www.globusmedical.com.

Non-GAAP Financial Measures

To supplement our financial statements prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), management uses certain non-GAAP financial measures.  We are presenting non-GAAP net income, and non-GAAP Diluted Earnings Per Share, which represent net income and diluted earnings per share excluding the provision for litigation, amortization of intangibles, merger and acquisition related costs, restructuring related costs, certain foreign currency acquisition-related impacts, gains and losses from strategic investments, and the tax effects of all of the foregoing adjustments.  The tax impact of the non-GAAP adjustments is calculated based on the consolidated effective tax rate on a GAAP basis, applied to the non-GAAP adjustments, unless the underlying item has a materially different tax treatment, in which case the estimated tax rate applicable to the adjustment is used. We are also presenting base business sales, excluding the contribution from the recently acquired Nevro, Inc. Finally, we are also presenting a measure of sales on a day-adjusted basis. We believe these non-GAAP measures are also useful indicators of our operating performance, and particularly as additional measures of comparative operating performance from period to period as they remove the effects of the foregoing items, which we believe are not reflective of underlying business trends.

Provision for litigation represents costs incurred for litigation settlements or unfavorable verdicts when the loss is known or considered probable and the amount can be reasonably estimated, or in the case of a favorable settlement, when income is realized.  Merger and acquisition related costs represents the change in fair value of business-acquisition-related contingent consideration; costs related to integrating recently acquired businesses, including but not limited to costs to exit or convert contractual obligations, severance, retention bonus, duplicative costs, and information system conversion; and specific costs related to the consummation of the acquisition process such as banker fees, legal fees, and other acquisition related professional fees.  Restructuring related costs include severance, retention bonus, accelerated stock-based compensation expense, and costs associated with consolidating facilities. We also adjusted for certain foreign currency impacts related to the acquisition costs and gains/losses on strategic investments within other assets as we believe these impacts are not a measure of our operating performance.  Base business sales, excluding the contribution from the recently acquired Nevro, Inc. represents all net sales of the Company except for net sales from the Nevro, Inc. acquisition. Sales on a day-adjusted basis represents a calculation of sales using a comparable number of selling days as in the previous period.

Non-GAAP net income,  non-GAAP diluted earnings per share, base business sales, excluding the contribution from the recently acquired Nevro, Inc, and day-adjusted basis sales are not calculated in conformity with U.S. GAAP. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for financial measures prepared in accordance with U.S. GAAP. These measures do not include certain expenses that may be necessary to evaluate our liquidity or operating results. Our definitions of these non-GAAP measures may differ from that of other companies and therefore may not be comparable.

We are unable to present a quantitative reconciliation of our expected fully diluted GAAP earnings per share to non-GAAP earnings per share as we are unable to predict with reasonable certainty and without unreasonable effort the impact and timing of provision for litigation, amortization of intangibles, merger and acquisition related costs, restructuring related costs, certain foreign currency acquisition-related impacts, gains and losses from strategic investments, and the tax effects of all of the foregoing adjustments. The financial impact of these items is uncertain and is dependent on various factors, including timing, and could be material to our Consolidated Statements of Income.

Safe Harbor Statements

All statements included in this press release other than statements of historical fact are forward-looking statements and may be identified by their use of words such as “believe,” “may,” “might,” “could,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan” and other similar terms. These forward-looking statements are based on our current assumptions, expectations and estimates of future events and trends. Forward-looking statements are only predictions and are subject to many risks, uncertainties and other factors that may affect our businesses and operations and could cause actual results to differ materially from those predicted. These risks and uncertainties include, but are not limited to, the risks and costs associated with the integration of the NuVasive and Nevro businesses and our ability to successfully integrate and achieve anticipated synergies with the integration, health epidemics, pandemics and similar outbreaks, factors affecting our quarterly results, our ability to manage our growth, our ability to sustain our profitability, demand for our products, our ability to compete successfully (including without limitation our ability to convince surgeons to use our products and our ability to attract and retain sales and other personnel), our ability to rapidly develop and introduce new products, our ability to develop and execute on successful business strategies, our ability to comply with laws and regulations that are or may become applicable to our businesses, our ability to safeguard our intellectual property, our success in defending legal proceedings brought against us, trends in the medical device industry, general economic conditions, and other risks.  For a discussion of these and other risks, uncertainties and other factors that could affect our results, refer to the disclosure of Globus Medical contained in our most recent annual report on Form 10-K filed with the U.S. Securities and Exchange Commission, including the sections labeled “Risk Factors” and “Cautionary Note Concerning Forward-Looking Statements,” and in our Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission. These documents are available at www.sec.gov. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time, and it is not possible for us to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements as a result of new information, events or circumstances or other factors arising or coming to our attention after the date hereof.

Contact

Brian Kearns

Senior Vice President, Business Development and Investor Relations

Phone: (610) 930-1800

Email: investors@globusmedical.com

www.globusmedical.com

Media

Moran Chavez

Senior Director, Corporate Affairs

(619) 318-7681

media@globusmedical.com